UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2005
SANGAMO BIOSCIENCES, INC.

(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California	94804

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(510) 970-6000

(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement.
On November 10, 2005, Sangamo BioSciences, Inc. (“Sangamo”) entered into a subscription agreement (the “Subscription Agreement”) with Michael Wood, a director of Sangamo, pursuant to which Sangamo agreed to sell and Mr. Wood agreed to purchase approximately $1.0 million of common stock of Sangamo.
Subsequent to the execution of the Subscription Agreement, the NASDAQ staff determined and informed Sangamo that the proposed sale of shares pursuant to the Subscription Agreement should be combined with the sale of shares to the investors pursuant to the Placement Agency Agreement and consequently Sangamo would be required under the NASDAQ Marketplace Rules to obtain prior shareholder approval. As a result of the determination of the NASDAQ staff and prior to the closing of the sale of shares pursuant to the Placement Agency Agreement dated November 10, 2005 among Sangamo, JMP Securities, Piper Jaffray & Co. and Leerink Swann & Company, Sangamo and Mr. Wood agreed to terminate the Subscription Agreement on November 16, 2005. A copy of the termination of subscription agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 8.01.    Other Events.
On November 17, 2005, Sangamo issued a press release announcing the closing of its previously reported registered direct offering to institutional and strategic investors of $19.5 million of its common stock and the termination of the proposed sale to a director of $1.0 million of its common stock. A copy of this press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d)     Exhibits.      The following documents are filed as exhibits to this report:
10.1	Termination of Subscription Agreement, dated November 16, 2005, between Sangamo BioSciences, Inc. and Michael Wood

99.1	Press Release of Sangamo BioSciences, Inc., dated November 17, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.
Date: November 18, 2005	By:	/s/ Edward O. Lanphier
	Name:	Edward O. Lanphier
	Title:	Chief Executive Officer